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                      April 17, 2024

       Alexander Gersh
       Chief Financial Officer
       Paysafe Limited
       2 Gresham Street
       London, United Kingdom EC2V 7AD

                                                        Re: Paysafe Limited
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2023
                                                            Form 20-F for the
Fiscal Year Ended December 31, 2022
                                                            File No. 001-40302

       Dear Alexander Gersh:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.





                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services